Exhibit 99.1

    Cypress Bioscience, Inc. Announces Second Quarter 2005 Results

    SAN DIEGO--(BUSINESS WIRE)--Aug. 9, 2005--Cypress Bioscience, Inc. (NASDAQ:CYPB) today announced its financial results for the second quarter of 2005. For the quarter ended June 30, 2005, the Company reported a net loss of approximately $4.9 million or $0.16 per share basic and diluted compared to a net loss of approximately $1.8 million or $0.06 per share basic and diluted for the corresponding period in 2004. At June 30, 2005, the Company had cash, cash equivalents and investments totaling $111.5 million.
    The Company reported revenues of $2.3 million and $5.5 million for the quarter and six months ended June 30, 2005, respectively, compared to $3.5 million and $6.9 million for the quarter and six months ended June 30, 2004, respectively. The revenues recognized during 2005 and 2004 consist solely of amounts earned pursuant to the Company's collaboration agreement with Forest Laboratories for the development and marketing of milnacipran, which was entered into during January 2004. Such revenues include the recognition of the upfront payment of $25.0 million on a straight-line basis over a period of 8 years, sponsored development reimbursements and funding received from Forest Laboratories during the quarter and six months ended June 30, 2004 for certain of our employees devoted to the development of milnacipran.
    Total operating expenses for the quarter and six months ended June 30, 2005 were $7.9 million and $13.4 million, respectively, compared to $5.4 million and $16.2 million for the quarter and six months ended June 30, 2004, respectively. The increase in operating expenses for the quarter ended June 30, 2005 compared to the corresponding period in 2004 was primarily due to license fees of $1.6 million incurred during the second quarter of 2005 in connection with our sleep apnea program and a one-time, success-based fee paid to advisors in connection with the closing of our licensing agreement with Organon in June 2005. The decrease in operating expenses for the six months ended June 30, 2005 compared to the corresponding period in 2004 was due mainly to non-recurring, non-cash compensation charges recognized during 2004, primarily consisting of $2.4 million related to stock options previously granted to consultants for services that vested upon the completion of the collaboration agreement with Forest Laboratories and $2.8 million in connection to the accounting treatment for stock options related to the resignation of certain board members to roles as consultants during the first quarter of 2004, a one-time, success-based fee paid to our investment bankers in connection with the closing of our collaboration agreement with Forest Laboratories in January 2004 and a $1.25 million sublicense fee paid to Pierre Fabre in connection with our collaboration agreement with Forest Laboratories. This decrease in operating expenses for 2005 was partially offset by license fees of $3.1 million incurred during 2005 in connection with our sleep apnea program and a one-time, success-based fee paid to advisors in connection with the closing of our licensing agreement with Organon in June 2005.

    About Cypress Bioscience, Inc.

    Cypress is committed to be the innovator and leader in providing products that improve the treatment of Functional Somatic Syndromes, including Fibromyalgia Syndrome (FMS), and other Central Nervous System conditions, such as Obstructive Sleep Apnea (OSA). Cypress' strategy involves acquiring/in-licensing undervalued central nervous system active compounds and developing them for new indications.
    In August 2001, Cypress licensed from Pierre Fabre Medicament its first product for clinical development, milnacipran. The license agreement provides Cypress with an exclusive license to develop and sell any products with the compound milnacipran as an active ingredient for any indication in the United States and Canada. On January 9, 2004, Cypress entered into a collaboration agreement with Forest Laboratories for the development and marketing of milnacipran. In October 2003, Cypress commenced its first Phase III clinical trial for the use of milnacipran as a potential treatment for FMS. The second Phase III trial evaluating milnacipran as a treatment for FMS commenced in October 2004.
    In 2005, Cypress entered into three licensing transactions for its second clinical development program -- OSA. Specifically, Cypress has licensed mirtazapine related patents from Organon, and patents from two other parties that provide the opportunity to combine mirtazapine with a second approved agent to both potentially augment efficacy and improve tolerability. Pilot studies evaluating various potential therapeutic agents as treatments for OSA are ongoing.
    We are continuing to evaluate other various potential strategic transactions, including the potential acquisitions of products, technologies and companies, and other alternatives.
    For more information about Cypress, please visit the Company's web site at www.cypressbio.com.
    This press release, as well as Cypress' SEC filings and web site at http://www.cypressbio.com, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements about the potential of milnacipran to treat FMS and other related Functional Somatic Syndromes, and our OSA program. Actual results could vary materially from those described as a result of a number of factors, including those set forth in Cypress Annual Report on Form 10-K, the most recent Quarterly Report on Form 10-Q and any subsequent SEC filings. In addition, there is the risk that we may not be able to successfully develop or market milnacipran or any other products for the treatment of FMS and other related Functional Somatic Syndromes, and, as a result, would not receive any milestone or royalty payments from Forest Laboratories; that we may encounter regulatory or other difficulties in the development of milnacipran for FMS, including delays in completing Phase III trials; that the results from our first Phase III clinical trial for FMS may be negative; that we may not be able to protect our patents or proprietary technology related to milnacipran; that milnacipran may not significantly improve the treatment of FMS or any other related Functional Somatic Syndromes; that we may not be able to realize or successfully develop a product for OSA; that mirtazapine alone or in combination with any other compound may not be safe and effective in patients with OSA; that our intellectual property position for our OSA program may not be useful or defensible; that we may encounter regulatory or other difficulties in developing a product for OSA, especially in light of the fact that a combination drug may be selected for development; and that we may not be successful in identifying, acquiring, licensing and developing any additional product candidates. Cypress undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.


                       CYPRESS BIOSCIENCE, INC.
                       Condensed Financial Data
                 (In thousands except per share data)
                     Statement of Operations Data:

                                     Quarter ended   Six months ended
                                        June 30,          June 30,
                                     2005     2004     2005     2004
                                   -------- -------- -------- --------
                                      (unaudited)       (unaudited)
Revenues under collaborative
 agreement                          $2,333   $3,466   $5,543   $6,858

Operating expenses:
  Research and development           4,347    2,790    9,740    7,362
  General and administrative         1,745    1,166    3,115    3,333
  Non-cash compensation charges        651      620      792    6,068
  Compensation expense (benefit) -
   variable stock options            1,149      847     (243)    (596)
                                   -------- -------- -------- --------
Total operating expenses             7,892    5,423   13,404   16,167
                                   -------- -------- -------- --------

Other income, net                      694      197    1,246      266
                                   -------- -------- -------- --------

Net loss                           $(4,865) $(1,760) $(6,615) $(9,043)
                                   ======== ======== ======== ========

Net loss per share - basic and
 diluted                            $(0.16)  $(0.06)  $(0.22)  $(0.35)
                                   ======== ======== ======== ========

Shares used in computing net loss
 per share - basic and diluted      30,482   28,989   30,437   25,675
                                   ======== ======== ======== ========


Balance Sheet Data:

                                               June 30,   December 31,
                                                 2005        2004
                                              ----------- ------------
                                              (unaudited)
Assets
 Cash, cash equivalents and short-term
  investments                                   $111,525     $112,024
 Other current assets                              2,012        6,259
 Other non-current assets                             76          107
                                              ----------- ------------
   Total assets                                 $113,613     $118,390
                                              =========== ============

Liabilities and Stockholders' Equity
 Current liabilities                              $4,843       $5,445
 Long-term liabilities                            17,208       18,771
 Stockholders' equity                             91,562       94,174
                                              ----------- ------------
   Total liabilities and stockholders' equity   $113,613     $118,390
                                              =========== ============

    CONTACT: Cypress Bioscience, Inc.
             Sabrina Martucci Johnson or Mary Gieson, 858-452-2323